Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

    We consent to the incorporation by reference in the Registration Statement of Best Hometown Bancorp, Inc. (the "Company") on Form S-8 of our report dated March 30, 2017, on our audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2016 and 2015, which report appears in the Annual Report on Form 10-K.

/s/ BKD, LLP
Indianapolis, Indiana
November 14, 2017